Exhibit 99.4
[RBC Capital Markets Corporation Letterhead]
CONFIDENTIAL
November 17, 2006
VitalStream Holdings, Inc.
One Jenner
Suite 100
Irvine, CA 92618
Re: Consent of RBC Capital Markets Corporation
     We hereby consent to the inclusion of our opinion letter, dated October 11, 2006, to the Board of Directors of VitalStream Holdings, Inc. as an Exhibit to the Proxy Statement/Prospectus relating to the proposed merger by and between VitalStream Holdings, Inc. and Internap Network Services Corporation contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by Internap Network Services Corporation, and to the references to our firm and such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.
Very truly yours,
/s/ RBC Capital Markets Corp.
RBC Capital Markets Corporation